SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)              November 27, 1996



                          BANYAN SHORT TERM INCOME TRUST
             (Exact name of Registrant as specified in its charter)


  Massachusetts                 1-8820                             36-6801275
(State of or other         (Commission File                   (I.R.S. Employer
 jurisdiction of                Number)                         Identification
 incorporation)                                                     Number)



150 South Wacker Drive, Suite 2900, Chicago, IL                      60606
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code               (312) 553-9800


ITEM 5.     OTHER INFORMATION

      On November 27, 1996, the Trust's Board of Trustees terminated the employment of its President, Leonard G. Levine ("Mr. Levine"), without cause, pursuant to Mr. Levine's employment agreement dated December 31, 1992. Mr. Levine's employment as the Trust's President was terminated due to the completion of the final liquidation of the Trust scheduled for December 16, 1996. The Trust subsequently paid all severance obligations due Mr. Levine pursuant to the employment agreement in the amount of approximately $46,000.

      On December 2, 1996, the Trust sold its 75% general partnership interest in the Dearborn Park Townhome Partnership (the "Partnership") to Mr. Levine for net cash proceeds of $100,000. Mr. Levine also provided an indemnity to the Trust, its officers, trustees and the holders of its beneficial interests for uninsured project-related liabilities. The Trust determined to sell its partnership interest in order to accomplish the planned liquidation of the Trust, as development of the Federal Square project had been completed with only one townhome unit remaining to be sold. Subsequent to the sale to Mr. Levine, the Trust has no further interest in the Dearborn Park Townhome Partnership or the Federal Square Development.

      On December 3, 1996 the Trust entered into an agreement to assign the remainder of its assets (subsequent to the Trust's payment of the shareholders' final liquidating distribution) including, without limitation, its 3.97 percent interest in Partners Liquidating Trust ("PLT") a liquidating trust established for the benefit of the unsecured creditors (including the Trust) of VMS Realty
Partners and its affiliates, to The Oak Realty Group, Inc., ("Oak").   The Trust
assigned its assets, including the specified interest in PLT to Oak in consideration of Oak's (i) assumption by Oak of all of the Trust's remaining liabilities, (ii) agreement by Oak to become the Trust's liquidating agent,
(iii) indemnity of the Trust and its officers, trustees and shareholders in respect of all liabilities (except for claims of shareholders), and (iv) assumption by Oak of the responsibility of responding to and monitoring any regulatory or legal inquires of the Trust should any issues arise regarding its previous operations subsequent to its termination. Oak is a privately-held corporation wholly owned by Mr. Levine. In addition, Mr. Levine has agreed to personally guarantee the foregoing indemnity obligations of Oak subject to a total maximum liability of $100,000. As of September 30, 1996, the Trust had not accorded any carrying value to its interest in PLT due to uncertainties regarding the timing and amount of potential recovery, if any. The Trust has no further interest in PLT.

      On December 16, 1996, the Trust paid its final liquidating distribution to its transfer agent, First Chicago Trust Company of New York ("FCT") in the amount of $3,333,705, or $0.50 per share. The final liquidating distribution will be disbursed to each shareholder of record as of December 16, 1996 by FCT upon such shareholder's relinquishment of their respective certificates of beneficial interest to FCT for cancellation. The final liquidating distribution represented the remaining cash balance of the Trust as of September 30, 1996 of $3,900,230 plus cash received from the sale of its partnership interests in the Dearborn Park Townhome Partnership of $100,000, and interest and other miscellaneous income of $101,407 less cash expenditures and miscellaneous reserves for operating expenses associated with the winding up of the operating affairs of the Trust of $103,671, payment of a one-time premium in the amount of $398,215 for trustee and officer insurance, payment of termination and liquidation costs to the Trust's transfer agent associated with the final liquidating distribution, cancellation of share certificates, and the required regulatory management of shareholder records in the amount of $51,200, a termination fee payable to Banyan Management Corp. of $168,846, and a severance obligation payable pursuant to the employment contract of Mr. Levine of $46,000. Liquidating cash distributions which were made in two payments to the Trust's shareholders totaled $29,669,974 or $4.45 per share. Pursuant to the disbursement of the final liquidating distribution and payment of the closing costs of the Trust, the Trust will close its transfer book and other records.
As of December 16, 1996 the Trust has no further assets and no known liabilities, therefore, there are no further operations of the Trust to be reported.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  December 16, 1996                  BANYAN SHORT TERM INCOME TRUST
                                                  (Registrant)


                                          By:   /s/ Joel L. Teglia
                                          Its:  Vice President, Chief Financial
                                                and Accounting Officer